Exhibit 5.1

601 Lexington Avenue New York, NY 10022 United States +1 212 446 4800 www.kirkland.com	Facsimile: +1 212 446 4900

October 7, 2021

Leo Holdings III Corp

Albany Financial Center, South Ocean

Blvd, Suite #507

P.O. Box SP-63158

New Providence, Nassau, The Bahamas

Ladies and Gentlemen:

We have acted as special legal counsel to Leo Holdings III Corp, a Cayman Islands exempted company (the “Company”), in connection with the Registration Statement on Form S-4, initially filed with the U.S. Securities and Exchange Commission (the “Commission”) on July 19, 2021, as amended and supplemented through the date hereof pursuant to the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereafter referred to as the “Registration Statement”), relating to the Agreement and Plan of Merger, dated June 17, 2021 (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Longleaf Merger Sub, Inc., a Delaware corporation (“Merger Sub 1”), Longleaf Merger Sub II, LLC, a Delaware limited liability company (“Merger Sub 2”), and Local Bounti Corporation, a Delaware corporation (“Local Bounti”). Pursuant to the Merger Agreement, the Company will change its jurisdiction of incorporation by discontinuing as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”).

In connection with the Domestication, the Company will change its jurisdiction of incorporation by effecting a deregistration under Part XII of the Cayman Islands Companies Act (As Revised) and a domestication under Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”) by filing a certificate of corporate domestication simultaneously with a certificate of incorporation, in each case in respect of the Company with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”). The Domestication is subject to the approval of the shareholders of the Company. We refer herein to the Company following effectiveness of the Domestication as “Local Bounti Corporation.”

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Leo Holdings III Corp

October 7, 2021

Promptly following the consummation of the Domestication, Merger Sub 1 will merge with and into Local Bounti (the “First Merger”), with Local Bounti as the surviving company in the First Merger (the time that the First Merger becomes effective being referred to as the “First Effective Time”), followed immediately by the merger of the surviving company with and into Merger Sub 2, with Merger Sub 2 surviving the merger as a wholly owned subsidiary of the Company (the “Second Merger” and together with the First Merger, the “Mergers”) and, after giving effect to the Mergers, Local Bounti will be a wholly-owned subsidiary of the Company (the time that the Second Merger becomes effective being referred to as the “Second Effective Time” and, together with the First Effective Time, the “Effective Time”). Following the Domestication, on the date of closing prior to the Effective Time, (i) each issued and outstanding Class A ordinary share, par value $0.0001 per share, of the Company (the “Class A ordinary shares”) will convert automatically by operation of law, on a one-for-one basis, into shares of Class A common stock, par value $0.0001 per share, of Local Bounti Corporation (the “Class A Common Stock”); (ii) each issued and outstanding Class B ordinary share, par value $0.0001 per share, of the Company (the “Class B ordinary shares”) will convert automatically by operation of law, on a one-for-one basis without giving effect to any rights of adjustment or other anti-dilution protections, into shares of Class A Common Stock; and (iii) each issued and outstanding warrant of the Company (the “Warrants”), issued pursuant to that certain Warrant Agreement by and between the Company and Continental Stock Transfer & Trust Company, dated March 2, 2021 (the “Warrant Agreement”), will convert automatically by operation of law into warrants to acquire Class A Common Stock.

This opinion is being rendered in connection with the registration under the above-referenced Registration Statement of (i) 99,809,606 shares of Class A Common Stock, representing (a) 27,500,000 shares of Class A Common Stock issuable upon the conversion of Class A ordinary shares, (b) 6,875,000 shares of Class A Common Stock issuable upon the conversion of Class B ordinary shares, (c) up to 62,244,117 shares of Class A Common Stock to be issued to the equityholders of Local Bounti in connection with the Mergers and (d) up to 3,190,489 shares of Class A Common Stock that may be issued to holders of the outstanding Local Bounti convertible notes (the “Convertible Notes”), upon conversion of such notes; (ii) 11,539,216 shares of Class A Common Stock to be issued upon the exercise of the Warrants (the “Warrant Shares”); and (iii) 11,539,216 Warrants.

In connection with the preparation of this opinion, we have, among other things, read:

(a)	a copy of the Merger Agreement, filed as Exhibit 2.1 to the Registration Statement;

(b)	the Registration Statement;

Leo Holdings III Corp

October 7, 2021

(c)

the form of proposed certificate of incorporation of Local Bounti Corporation, to be filed with the Delaware Secretary of State (the “Certificate of Incorporation”), in the form filed as Exhibit 3.2 to the Registration Statement;

(d)

the form of proposed bylaws of Local Bounti Corporation, to be adopted by Local Bounti Corporation in connection with the Domestication (the “Bylaws”), in the form filed as Exhibit 3.3 to the Registration Statement;

(e)	the form of proposed certificate of corporate domestication of the Company, to be filed with the Delaware Secretary of State (the “Certificate of Domestication”);

(f)	a copy of the Warrant Agreement, including the specimen certificate included therein; and

(g)	such other documents, records and other instruments as we have deemed necessary or appropriate in order to deliver the opinions set forth herein.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto. We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon statements and representations of officers and other representatives of the Company and others as to factual matters.

Subject to the assumptions, qualifications, exclusions and other limitations which are identified in this opinion, we advise you that:

1.

Upon (i) the effectiveness of the Domestication and (ii) the filing of the Certificate of Incorporation with the Delaware Secretary of State, the Class A ordinary shares and Class B ordinary shares will automatically convert by operation of law, on a one-for-one basis, into duly authorized, validly issued, fully paid and non-assessable shares of Class A Common Stock.

2.

Upon (i) the effectiveness of the Domestication, (ii) the filing of the Certificate of Incorporation with the Delaware Secretary of State and (iii) the exercise by the holders of Warrants and the payment of the exercise price for the Warrant Shares pursuant to the Warrant Agreement, the Warrant Shares will be duly authorized, validly issued, fully paid and non-assessable.

Leo Holdings III Corp

October 7, 2021

3.

Upon (i) the effectiveness of the Domestication and (ii) the filing of the Certificate of Incorporation with the Delaware Secretary of State, each issued and outstanding Warrant will be a valid and binding obligation of Local Bounti Corporation, enforceable against Local Bounti Corporation in accordance with its terms under the laws of the State of New York.

4.

Upon (i) the effectiveness of the Domestication and (ii) the filing of the Certificate of Incorporation with the Delaware Secretary of State, the outstanding Convertible Notes will remain outstanding and become convertible into shares of Class A Common Stock in accordance with their terms.

Leo Holdings III Corp

October 7, 2021

In addition, in rendering the foregoing opinions we have assumed that:

(a)	prior to effecting the Domestication and prior to the issuance of securities by Local Bounti Corporation, the shareholders of the Company will have approved, among other things, the Domestication; and

(b)

the current draft of the Certificate of Incorporation, in the form thereof submitted for our review, without alteration or amendment (other than identifying the appropriate date), will be duly authorized and executed and thereafter be duly filed with the Delaware Secretary of State in accordance with Section 103 of the DGCL, that no other certificate or document, other than the Certificate of Domestication as required under Section 388 of the DGCL, has been, or prior to the filing of the Certificate of Incorporation will be, filed by or in respect of the Company with the Delaware Secretary of State and that the Company will pay all fees and other charges required to be paid in connection with the filing of the Certificate of Incorporation.

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law or judicially developed doctrine in this area (such as substantive consolidation or equitable subordination) affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing, (iv) public policy considerations which may limit the rights of parties to obtain certain remedies, (v) any requirement that a claim with respect to any security denominated in other than U.S. dollars (or a judgment denominated in other than U.S. dollars in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined in accordance with applicable law, (vi) governmental authority to limit, delay or prohibit the making of payments outside of the United States or in a foreign currency or currency unit and (vii) any laws except the laws of the State of New York and the DGCL. We advise you that issues addressed by this letter may be governed in whole or in part by other laws, but we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually govern. We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance of the Securities.

Leo Holdings III Corp

October 7, 2021

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the State of New York or the DGCL be changed by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Kirkland & Ellis LLP